UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14C


                            SCHEDULE 14C INFORMATION

             Information Statement Pursuant to Section 14(c) of the
                        Securities Exchange Act of 1934

Check the appropriate box:

[ ]  Preliminary Information Statement

[ ]  Confidential, for use of the Commission only (as permitted by Rule 14a-5(d)
     (2))


[X]  Definitive Information Statement


                                    ICON FUNDS
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

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

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[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
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    previously.  Identify the previous filing by registration  statement number,
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
                                [ICON FUNDS LOGO]

                                   ICON FUNDS
                         5299 DTC Boulevard, Suite 1200
                        Greenwood Village, Colorado 80111
                       -----------------------------------

                   IMPORTANT INFORMATION ABOUT THE LIQUIDATION
                    OF THE ICON SHORT-TERM FIXED INCOME FUND
                       -----------------------------------

To the Shareholders of the ICON Short-Term Fixed Income Fund:

This Information Statement is being furnished on or about October 5, 2004 to the holders of record as of the close of business on September 21, 2004 (the "Record Date") of shares of beneficial interest in the ICON Short-Term Fixed Income Fund ("Fund"), a series of ICON Funds (the "Trust").

The Trust's Board of Trustees (the "Board") has determined that a complete liquidation and termination of the Fund is in the best interests of the Fund and its shareholders. As of the Record Date, the Fund had approximately $4.76 million in net assets and the Board has concluded that the continued operation of the Fund at this size is not economically feasible or in the best interests of the Fund or its shareholders. The Board has also determined that it is improbable that sales of the Fund's shares can be increased to raise assets to a more viable level.


ICON Advisers, Inc. ("ICON Advisers" or "Adviser"), whose principal address is 5299 DTC Boulevard, Suite 1200, Greenwood Village, Colorado, 80111, is the Fund's investment adviser. ICON Advisers has the authority and power to vote a majority of the shares of the Fund (340,894 shares of beneficial interest in the Fund, or 65% of the outstanding shares) as of the Record Date. ICON Advisers offers several mutual fund allocation portfolios ("MFAPs") which invest in the ICON Funds. ICON Advisers' management of these accounts includes determining the asset allocation of investments in the ICON Funds, and voting shares on behalf of MFAP clients related to the underlying fund investments. ICON Advisers has approved and consented in writing to the closing and liquidation of the Fund. Such consent constitutes the approval of a majority of the Fund's outstanding shares of beneficial interest and is sufficient under the Trust's Declaration of Trust to close and liquidate the Fund. Accordingly, this action will not be submitted to the other shareholders of the Fund for their approval.


This Information Statement is being furnished to provide you with certain information concerning the liquidation in accordance with the requirements of the Investment Company Act of 1940, as amended (the "1940 Act"), and the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the regulations thereunder, including Regulation 14C.

We Are Not Asking You for a Proxy and You Are Requested Not to Send Us a Proxy.


As of the close of business on the Record Date, 525,293 shares of beneficial interest in the Fund were issued and outstanding.

Annual Report to Shareholders.

Copies of the Fund's most recent annual and semi-annual reports, including financial statements, have previously been delivered to shareholders. Shareholders may obtain a free copy of the ICON Short-Term Fixed Income Fund's Annual Report for the fiscal year ended September 30, 2003, including audited financial statements, and/or Semiannual Report for the period ended March 31, 2004, at www.iconadvisers.com, by calling toll-free at 1-800-764-0442 or by mailing a written request to ICON Funds, P.O. Box 701, Milwaukee, Wisconsin 53201-0701.


Information about the Trust and Fund and Service Providers

The Fund is a separate series (or portfolio) of the Trust, an open-end investment management company organized as a Massachusetts business trust. The Fund's investment objective is to seek high current income consistent with the preservation of capital. The Fund seeks to achieve its investment objective by investing primarily in fixed-income U.S. Treasury obligations, obligations issued or guaranteed by the agencies and instrumentalities of the U.S. government, repurchase agreements involving those obligations, and short-term commercial paper. The Fund commenced investment operations on February 7, 1997. As of the Record Date, the Fund had net assets of approximately $4.76 million. The Fund has one class of shares.


The Trust has entered into an investment advisory agreement (the "Advisory Agreement") with ICON Advisers. ICON Advisers manages the assets of the Fund, including determining the composition of its portfolio and making securities purchase and sale decisions. ICON Advisers also serves as administrator to the Fund.


Under the Advisory Agreement, the Fund pays ICON Advisers a fee, based upon the Fund's average daily net assets, at the annual rate of 0.65% of net assets. ICON Advisers has entered into an expense limitation agreement (the "Expense Limitation Agreement") with the Trust under which it has agreed to limit or reduce its fees and to assume other expenses of the Fund, if necessary, in an amount that limits the total annual operating expenses of the Fund (excluding interest, taxes, brokerage fees and commissions, and extraordinary expenses) to not more than 0.75% of the average daily net assets of the Fund for the fiscal year ended September 30, 2004. The Expense Limitation Agreement is renewable yearly, and has not been renewed for the 2005 fiscal year.


For the fiscal year ended September 30, 2004, ICON Advisers received $2,805 of its management fees after waivers of $26,776.

ICON Distributors, Inc. ("IDI"), an affiliate of ICON Advisers, serves as the underwriter and distributor of the Fund. IDI's principal business address is 5299 DTC Boulevard, Suite 1200, Greenwood Village Colorado.


Reasons for the Liquidation and Termination


On August 9, 2004, the Board, including the trustees who are not "interested persons" of the Trust under the 1940 Act (the "Independent Trustees"), considered and unanimously concluded that it would be in the best interests of the Fund's shareholders that the Fund be liquidated and dissolved. In reaching its decision, the Board considered information provided by ICON Advisers, including the investment performance of the Fund, the general decline in short-term interest rates, the small size and limited growth prospects of the Fund, the continuing high level of Fund expenses, and the level of assets that would be needed to decrease the expense ratio of the Fund. The Fund's total return for the fiscal years ended September 30, 2002, 2003 and 2004 were 1.16%, -0.38%, and -0.05%, respectively. The Board also considered that the Fund's recent performance had been augmented by expense reimbursements by the Adviser, which reimbursements expired September 30, 2004. The Fund's returns without these reimbursements would likely make the Fund even less attractive to new investors.


Given the current circumstances, the Board believed that it was unlikely that the Fund will achieve a viable size. The reasons for the recommendation included, among others, the Fund's inability to achieve an efficient operating level of net assets and the Fund's limited prospects for future growth because of past performance and/or weak market demand for this type of fund. After analyzing these factors and considering other alternatives to liquidating the Fund, the Board, including all of the Independent Trustees, unanimously approved and adopted resolutions declaring that a liquidation and termination of the Fund was in the best interests of the Fund and its shareholders and directed the Adviser to prepare a Plan of Liquidation and Termination of the Fund (the "Plan"), a copy of the form of which is attached hereto as Annex A.

The Board also determined that it would be in the best interests of the Fund and its shareholders to discontinue all sales of the Fund's shares and to no longer accept purchase orders for shares of the Fund. Effective at the close of business on September 15, 2004, the Fund was closed to new investors, and no sales of shares have been accepted from investors since that date other than through the reinvestment of dividends or due to transactions for existing shareholders.

Description of the Liquidation Plan and Related Transactions

The Board has approved the Plan, which is summarized below. Terms not otherwise defined shall have the same meaning as defined in the Plan. This summary is qualified in its entirety by reference to the Plan.

1. Adoption of the Plan and Termination of Business Operations. The effective date of the Plan ("Effective Date") is twenty (20) days after this Information Statement is first sent to shareholders, which Effective Date will be on or about October 26, 2004. The Fund will cease to conduct business as soon as reasonably practicable following the Effective Date.

2. Liquidation Procedures. As soon as reasonably practicable after paying or adequately providing for the payment of the Fund's liabilities, the Fund's remaining assets shall be distributed in cash to shareholders of record ("Liquidating Distribution").

3. Amendment of the Plan. The Board may authorize variations from, or amendments of, the provisions of this Plan (other than the terms of the Liquidating Distributions) that it deems necessary or appropriate to effect such distributions and the Fund's liquidation and termination.

The proportionate interest of shareholders in the assets of the Fund will be fixed on the basis of their holdings of Fund shares on the Effective Date. Shareholders' respective interests will not be transferable.

Shareholders may continue to redeem or exchange shares of the Fund up to the business day before the Effective Date, consistent with the Fund's current prospectus. In the event that a large number of shareholders redeem or exchange their shares prior to the Fund's liquidation and termination, the Fund's yield and liquidating distributions to remaining shareholders would be adversely affected, as fixed costs of the Fund would be spread over a smaller asset base.

Each shareholder will receive his or her proportionate share of such Liquidating Distribution(s) in cash. Liquidating Distributions will not be subject to any sales charges. The receipt of a Liquidating Distribution in cash is a taxable sale event to shareholders and will result in a taxable gain or loss to shareholders. Shareholders whose shares are held in the name of their broker or other financial institution will receive their Liquidating Distributions through the shareholders' nominee firms. The Fund does not currently intend to create a separate trust to administer Liquidating Distributions; however, in the event the Fund is unable to distribute all of its assets pursuant to the Plan because of its inability to locate shareholders to whom Liquidating Distributions are payable or otherwise, the Fund may create a liquidating trust with a financial institution and deposit any remaining assets of the Fund in such trust for the benefit of shareholders. The expenses of any such trust will be charged against the assets held therein.

As soon as practicable after the distribution of all of the Fund's assets in complete liquidation, the officers of the Fund will close the books of the Fund and prepare and file, in a timely manner, any and all required income tax returns of the Fund and other documents and instruments. The Fund will be terminated in accordance with the applicable provisions under Massachusetts law.

Federal Income Tax Consequences to Shareholders

Payment by the Fund of Liquidating Distributions to you will be a taxable event. Because the income tax consequences for a particular shareholder may vary depending on individual circumstances, you are urged to consult your own tax adviser concerning the federal, state and local tax consequences of receipt of a Liquidating Distribution.

The Fund currently qualifies, and intends to continue to qualify through the end of the liquidation period, for treatment as a regulated investment company under the Internal Revenue Code of 1986, as amended, so that it will not be required to pay federal income tax on any investment company taxable income or net capital gain (the excess of net long-term capital gain over net short-term capital loss) it distributes to shareholders.

You will be treated as having sold your Fund shares for an amount equal to the Liquidating Distribution(s) you receive (i.e., the sum of the amount of cash received and your share of the fair market value of the assets held in a liquidating trust, if any). You will recognize gain or loss in an amount equal to the difference between (a) your adjusted basis in the Fund shares and (b) such Liquidating Distribution(s). The gain or loss will be capital gain or loss to you if you held the Fund shares as capital assets, and generally will be long-term if the Fund shares were held for more than one year at the time of the Liquidating Distribution. Long-term capital gains are currently taxed to individual shareholders at a maximum 15% U.S. federal income tax rate through 2008. All income, gain, loss, deduction and expense of a liquidating trust, if any, will be attributed to, and reported by, the former Fund shareholders in accordance with their proportionate interests in any such liquidating trust.

If you realize a loss on the Fund's liquidation after having held Fund shares for six months or less, then the loss to the extent not otherwise disallowed will be treated as a long-term capital loss for federal income tax purposes to the extent of the amount of any capital gain dividends you have received with respect to the shares.

The Fund will generally be required to withhold tax at the rate of 28% with respect to any Liquidating Distribution(s) to individuals and certain other non-corporate shareholders who have not previously certified to the Fund that their Social Security Number or taxpayer identification number provided to the Fund is correct and that they are not otherwise subject to backup withholding.

Important Information for IRAs and Other Qualified Plans

If your Fund shares are held in an individual retirement account ("IRA") or other qualified retirement plan, you must reinvest the Liquidating Distribution(s) you receive through that IRA or plan to avoid possible penalties and adverse tax consequences.

In addition, if your Fund shares are held in an IRA or other qualified retirement plan and the redemption check is mailed directly to you, the amount you receive may be reduced by any required federal or state income tax withholding. Such a distribution would be taxable as ordinary income to you for federal income tax purposes for the year in which you receive the distribution. In addition, if you have not attained the age of 59 1/2, the distribution generally would be subject to an additional 10% early withdrawal penalty. Nonetheless, in such a situation, a taxable event may be avoided either (i) by transferring the IRA balance before it is distributed directly to another IRA custodian or trustee; (ii) by rolling over the distribution within 60 days of the date of the distribution to another IRA. All or any part of the assets in an IRA may be rolled over only once in any consecutive 12-month period; therefore, a rollover will not be a viable option if the IRA was rolled over at any time within the 12-month period preceding the date of the Liquidation Distribution.

There are many rules governing IRAs and the transfer and rollover treatment of IRA assets. In addition, tax results may vary depending on the status of the IRA owner. Therefore, owners of IRAs that will receive Liquidating Distributions should consult with their own tax advisers for more complete information regarding the tax consequences of Liquidating Distributions.

This summary of the federal income tax consequences is generally applicable to shareholders who are individual United States citizens and does not address the particular federal income tax consequences that may apply to other shareholders, such as corporations, trusts, estates, tax-exempt organizations or non-resident aliens.

No tax ruling has been or will be requested from the Internal Revenue Service regarding the payment or receipt of a Liquidation Distribution. The statements above are not binding on the Internal Revenue Service, and there can be no assurance that the Internal Revenue Service will concur with this summary.

This summary does not address all of the tax consequences that may be relevant to a particular shareholder or to shareholders subject to special treatment under U.S. federal income tax law. Furthermore, this summary does not address state or local tax consequences. Shareholders are urged to consult their own tax advisers to determine the extent of the federal income tax liability they would incur as a result of receiving a Liquidating Distribution, as well as any tax consequences under any applicable state, local or foreign tax law.

Security Ownership of Certain Beneficial Owners and Management

As of the Record Date, there were 525,293 shares of the Fund issued and outstanding. The persons who are the record owners of more than 5% of the Fund's outstanding Shares as of the Record Date are set forth below:

                                                               Percentage of the
   Name and Address of Record Owner           Shares Held         Fund Owned

Charles Schwab & Co. Inc.                      52,133.19              10%
101 Montgomery St.
San Francisco, CA  94104-4122

IMS & Co                                      328,039.05              62%
PO Box 3865
Englewood, CO  80155-3865


ICON Advisers' MFAP clients are, to the best knowledge of the Trust and ICON Advisers, the beneficial owners of all of the Fund shares owned through IMS & Co. and of approximately 93% of the Fund shares owned through Charles Schwab and Co, Inc. as of the Record Date. As of the Record Date, the Trustees and officers of the Trust, as a group, beneficially or of record owned less than 1% of the Fund's outstanding shares.


Expenses

The cost of preparing, printing and mailing the enclosed Information Statement and all other costs incurred in connection with the preparation of the Information Statement, including legal and audit fees, will be paid by the Adviser. Brokerage commissions, taxes and extraordinary expenses incurred as a result of the liquidation will be paid by the Fund. The Board of Trustees has reviewed and approved the foregoing arrangements with respect to expenses and other charges relating to the Plan. Neither the Fund nor the Adviser will pay any expenses of shareholders arising out of or in connection with the Plan.

Shareholder Options

Shareholders have several options for the disposition of Fund shares. Choosing the right option will depend on your individual situation and circumstances. You are advised to consult your investment or tax adviser about which option may best minimize the impact of the Fund's liquidation.

Below are two possible options. Each of these options will be treated as a sale for tax purposes.


Option #1. You may redeem your shares immediately. You do not need to wait until the Fund liquidates to redeem your shares. If you hold your Fund shares directly with the Fund, you may contact the Fund's transfer agent, U.S. Bancorp, at 1-800-764-0442 to redeem your shares. If you hold your Fund shares through a financial intermediary, please contact that intermediary to redeem your shares. Additional information on how to redeem your shares of the Fund is contained in the Fund's prospectus. A copy of the Fund's prospectus is available, without charge, at www.iconadvisers.com, by calling the Fund at 1-800-764-0442, or by contacting the Fund in writing at P.O. Box 701, Milwaukee, Wisconsin, 53201-0701.


Option #2. You may choose to do nothing at this time. If you choose to do nothing, as soon as reasonably practicable after the Effective Date, you will be mailed a redemption check, payable to the name(s) on the account, representing the value of your shares of the Fund as of the Liquidation Date. The redemption check will be mailed to the address listed on the account at the time the check is mailed. If you have moved or are moving, please call the Fund at 1-800-764-0442 or contact the Fund in writing at P.O. Box 701, Milwaukee, Wisconsin, 53201-0701.

If you have any questions regarding the Information Statement or the Fund, please contact the Fund at 1-800-764-0442 or at the above address.


                                    ON BEHALF OF THE BOARD OF TRUSTEES
                                    OF ICON FUNDS


                                    /s/Craig T. Callahan


                                    Craig T. Callahan
                                    Chairman

                                     ANNEX A

                   FORM OF PLAN OF LIQUIDATION AND TERMINATION

                        ICON SHORT-TERM FIXED INCOME FUND

     THIS PLAN OF LIQUIDATION AND TERMINATION ("Plan") is made by ICON Funds ("Trust"), a Massachusetts business trust that is registered with the Securities and Exchange Commission as an investment company under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to ICON Short-Term Fixed Income Fund ("Fund"), a segregated portfolio of assets thereof.

                                 R E C I T A L S

     A. The Trust's board of trustees ("Board," and the members thereof, "Trustees"), including its Trustees who are not "interested persons" (as that term is defined in the 1940 Act) of the Trust, has unanimously determined that the Fund's continuation is not in the best interests of the Trust, the Fund, or the Fund's shareholders as a result of factors or events adversely affecting the Fund's ability to conduct its business and operations in an economically viable manner.


     B. Pursuant to Section 4.2(e) of the Trust's Master Trust Agreement dated September 19, 1996, as amended ("Agreement"), the Board may liquidate the Fund and terminate it as a series of the Trust, subject to the affirmative vote of a majority of the outstanding voting shares of the Fund ("Required Vote").

     The Board has directed that this Plan be submitted to shareholders for approval in order to satisfy and comply with Section 4.2(e) of the Trust Agreement. It is noted that ICON Advisers, Inc. ("ICON Advisers" or "Adviser"), the Fund's investment adviser, has the authority and power to vote more than a majority of the voting shares of the Fund (the "Majority Shareholder").1 Accordingly, the Board has directed that there be no solicitation of proxies from shareholders and that this Plan be submitted to ICON Advisers for its approval or rejection. The Board has also authorized the distribution of a Majority Shareholder Consent (the "Consent"). Upon approval of the Plan by the Majority Shareholder, the Fund shall voluntarily dissolve and completely liquidate in accordance with the requirements of Massachusetts law, the Internal Revenue Code of 1986, as amended (the "Code") and applicable federal securities laws and rules as follows:


     C. Based on the foregoing, the Board has unanimously adopted this Plan.

--------

1 ICON Advisers offers several mutual fund allocation portfolios ("MFAPs") which invest in the ICON Funds. ICON Advisers' management of these accounts includes determining the asset allocation of investments in the ICON Funds, and voting shares on behalf of MFAP clients related to the underlying fund investments.

                               P R O V I S I O N S

     This Plan, as set forth below, shall be effective twenty days after the shareholders of the Fund are mailed an Information Statement pursuant to
Schedule 14C under the Securities Exchange Act of 1934, as amended.

                                    ARTICLE 1
                  Liquidation and Termination; Trustees' Powers

     (a) The Fund is hereby liquidated and terminated, and its affairs shall be wound up as the Board authorizes and directs.

     (b) All powers of the Trustees under the Agreement and the Trust's by-laws shall continue with respect to the Fund, including the powers to (1) fulfill and/or discharge the Fund's contracts, (2) collect the Fund's assets, (3) sell, convey, assign, exchange, transfer, and/or otherwise dispose of all or any part of the Fund's remaining property to one or more persons at public or private sale for consideration that may consist in whole or in part of cash, securities, or other property of any kind, (4) discharge and/or pay the Fund's liabilities,
(5) prosecute, settle, and/or compromise claims of the Fund or to which it is subject, (6) file final state and federal tax returns for the Fund, (7) mail notice to all known creditors and employees, if any, of the Fund, at their respective addresses shown on the Fund's records, and (8) do all other acts necessary or appropriate to wind up the Fund's business.

                                    ARTICLE 2
                      Filings with Governmental Authorities

     The Board shall authorize the appropriate persons (a) to file for and obtain any necessary tax clearance certificates and/or other documents required from any applicable governmental authority and (b) to timely file any other documents required by any such authority, including Internal Revenue Service Form 966 (entitled "Corporate Dissolution or Liquidation").

                                    ARTICLE 3
                             Liquidation Procedures

     (a) The Board shall authorize all actions to be taken such that the Fund will apply its assets to the payment of all its existing debts and obligations.

     (b) As soon as reasonably practicable after (1) paying or adequately providing for the payment of the Fund's liabilities and (2) receiving releases, indemnities, and refunding agreements the Board deems necessary for its protection, the Board shall cause the Fund's remaining assets to be distributed in one or two (if necessary) distributions of cash to its shareholders of record as of a date the Board designates (each a "Shareholder") in redemption and cancellation of their Fund shares. On such date, each Shareholder's interest in the Fund shall be fixed and the Fund's books shall be closed. The amount of the liquidating distribution to each Shareholder shall be in proportion to the number of Fund shares held thereby on such date.

     (c) If the Board is unable to locate any Shareholder(s) to whom distributions pursuant to paragraph (b) are payable, the Board may create, in the name and on behalf of the Fund, a trust with a financial institution and, subject to applicable abandoned property laws, deposit any remaining Fund assets in such trust for the benefit of such Shareholder(s). The expenses of such trust shall be charged against the assets therein.

                                    ARTICLE 4
                             Amendment of this Plan

     The Board may authorize variations from, or amendments of, the provisions of this Plan (other than the terms of the liquidating distributions) that it deems necessary or appropriate to effect such distributions and the Fund's liquidation and termination.

                                    ARTICLE 5
                                    Expenses


     The cost of preparing, printing and mailing the enclosed Information Statement and all other costs incurred in connection with the preparation of the Information Statement, including legal and audit fees, will be paid by the Adviser. Brokerage commissions, taxes and extraordinary expenses incurred as a result of the liquidation will be paid by the Fund. Neither the Fund nor the Adviser will pay any expenses of shareholders arising out of or in connection with this Liquidation Plan.


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